EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Evolution Petroleum Corporation (the “Company”) with respect to the information from our firm’s reserves report as of June 30, 2025, published August 19, 2025, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

	By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas
January 16, 2026